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                                                                      EXHIBIT 23


                         CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the Diversified Security Solutions, Inc. Incentive Stock Option Plan of our report dated January 30, 2001, except for Notes 6(a), (c) and 12 which is August 30, 2001 and Note 14 which is October 19, 2001, with respect to the audited consolidated financial statements of Diversified Security Solutions, Inc. for the year ended December 31, 2000, incorporated by reference to its Registration Statement on Form 10SB-2, filed with the Securities and Exchange Commission on November 16, 2001. We also consent to the reference to our firm under the headings "Experts" and "Selected Financial Data" in the prospectus.



                                                Demetrius & Company, L.L.C.


Wayne, New Jersey
January 14, 2002